Exhibit 99.2

Hancock Fabrics, Inc.                                                                               FOR IMMEDIATE RELEASE
Corporate Headquarters
One Fashion Way
Baldwyn, MS 38824                                                                October 31, 2006

Released by:     Bruce Smith
            (662) 365-6112

HANCOCK FABRICS OBTAINS EXTENSIONS OF ITS NYSE LISTING AND ITS CREDIT FACILITY’S 10-K FILING DEADLINE

Hancock Fabrics, Inc. (NYSE symbol: HKF), today announced that it has received a two-month extension for continued listing and trading on the New York Stock Exchange (NYSE). The extension, which is subject to review by the NYSE on an ongoing basis, provides the Company until January 2, 2007 to file its Annual Report on Form 10-K for the year ended January 28, 2006 with the Securities and Exchange Commission (SEC). The Company currently expects to complete and file its Form 10-K with the SEC by January 2, 2007. If this filing is not made by that time, the NYSE could either grant an additional trading period up to April 30, 2007 or initiate procedures that could result in suspension and delisting. As part of its continued listing assessment, the NYSE will continue to monitor progress on the Company’s delayed quarterly filings on Form 10-Q.

The Company also announced that its bank group has agreed to amend its credit facility to extend the deadline to file its Form 10-K to December 31, 2006 and to extend the deadline to file its Form 10-Q’s for fiscal 2006 to February 28, 2007.

Hancock Fabrics, Inc. - America’s Fabric Store - is committed to serving creative enthusiasts with a complete selection of fashion and home decorating fabrics, sewing accessories, needlecraft supplies and sewing machines. The Company operates 405 retail stores in 40 states and an Internet store at
www.hancockfabrics.com.

Released at 8:00 a. m.
Baldwyn, MS